SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT, dated as of July 31, 2002 (the "Effective Date"), by and among MMI Products, Inc., a Delaware corporation ("MMI"), MMI Management Services LP, a Delaware limited liability partnership ("Management"), and John M. Piecuch (the "Executive"). MMI and/or Management, as applicable, are sometimes collectively or individually referred to herein as the "Employer").

W I T N E S S E T H :

WHEREAS, each of MMI and Management, respectively, employs the Executive as its President and Chief Executive Officer ("CEO"); and

WHEREAS, the Executive and the Employer desire to set forth in writing all of their respective duties, rights and obligations with respect to the termination of the Executive's employment by the Employer;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

      Compensation.
        Base Salary. The Executive currently receives an annual base salary of $550,000 (the "Base Salary"), payable in such equal regular installments in accordance with Management's payroll practices, as the same may be amended, modified or changed from time to time (the "Payroll Practices"). After the 2002 calendar year, the Base Salary may be adjusted at such time and in such manner as the Compensation Committee of the Board of Directors of MMI may determine in accordance with the executive compensation policy of MMI then in effect.
        Incentive Bonus. The Executive is eligible to receive one or more incentive compensation bonuses (each a "Bonus") pursuant to the incentive bonus program of MMI. Under MMI's incentive bonus program, the Executive's Bonus is conditioned upon the achievement of annual operational and financial milestones approved by the Compensation Committee of the Board of Directors of MMI. Any such Bonus is payable by Management to the Executive in accordance with the terms of the applicable incentive bonus program, but no later than the first business day of March of the year following the calendar year for which the Bonus is accrued, and, where applicable, is prorated based upon the number of days the Executive was employed by MMI during such calendar year. The Executive's Bonus for the 2002 calendar year will be no less than $450,000. Thereafter, the Employer and the Executive will work together to establish the target amount of each Bonus.
      Termination of Employment:
        Either the Executive MMI or Management may terminate the employment relationship at any time for any reason with or without Cause (as defined below). The date upon which the termination of the Executive's employment becomes effective pursuant to this Agreement shall be referred to herein as the "Termination Date." The Termination Date shall be the date upon which any of the following events shall occur or are designated to occur:
          the death of the Executive;
          the Disability (as defined below) of the Executive;
          the effective date designated by MMI or Management in a written notice delivered to the Executive of termination of the Executive's employment for Cause (as defined below);
          the effective date designated by MMI or Management in a written notice delivered to the Executive of termination of the Executive's employment Without Cause (as defined below);
          the effective date designated by the Executive in a written notice delivered to the Employer of resignation by the Executive Without Good Reason (as defined below); or
          the effective date designated by the Executive in a written notice delivered to the Employer of resignation by the Executive for Good Reason (as defined below).
        For purposes of this Agreement, the following terms shall have the following meanings:
          "Cause" shall mean the Executive's (A) failure or refusal to substantially perform such duties, functions and responsibilities as are associated with and incident to that position and as the Employer may, from time to time, require of him provided that such duties, functions and responsibilities are commensurate with the duties, functions and responsibilities generally performed by a president and chief executive officer of a company which is similar in size, nature and complexity to the Company (the "Executive's Duties"), or otherwise fulfill his material obligations to the Employer, (B) conviction or entry of a plea of guilty or nolo contendere, with respect to any felony; (C) commission of any act of willful misconduct, gross negligence, fraud or dishonesty relating to the business of the Employer; or (D) violation of any material written policy of the Employer. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause under clauses (A) or (D) of the preceding sentence, unless the Executive shall have first been given advance written notice of termination of employment for Cause not less than thirty (30) days prior to the Termination Date, including an explanation of the basis for the Executive's termination for Cause and the Executive shall have been given the opportunity to cure or remedy any act or omission constituting Cause within the thirty (30) day period after receiving such termination notice.
          "Disability" of the Executive shall mean the Executive's inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the primary duties of the Executive's employment with or without reasonable accommodation, and which continues for a period of ninety (90) consecutive days or any ninety (90) days within a one hundred eighty (180) day period, as determined by the Board of Directors of MMI; provided, however, that during any period in which the Board of Directors of MMI believes that the Executive's illness or incapacity could reasonably be expected to result in a Disability, the Board of Directors of MMI shall be entitled to appoint an interim President and/or CEO to perform the duties of the Executive and, during any such period (not to exceed one hundred eighty (180) days in the aggregate), the provisions of this Agreement that address termination of the Executive's employment for Cause, Without Cause, for Good Reason and Without Good Reason shall be suspended.
          "Good Reason" shall mean (A) the assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive's Duties, without the Executive's consent; (B) the Employer's failure to pay to the Executive any compensation due to the Executive within sixty (60) days of the time such compensation is due to be paid; (C) the relocation of the Executive's position to a geographic region outside of the greater metropolitan area of Houston, Texas; or (D) the failure of the Employer and the Executive to reach an agreement on or before July 31, 2002 with respect to an equity participation incentive arrangement for the Executive which would provide the Executive with a $7.0 million equity gain opportunity by the end of fiscal year 2006, based on the business forecast presented to the Board of Directors of the Employer by the Executive in January 2002, and utilizing an enterprise valuation of the Employer based upon five times EBITDA.
          "Without Cause" shall mean any reason(s) whatsoever (other than the reasons described in Sections 2(a)(i), 2(a)(ii), 2(a)(iii), 2(a)(v), and 2(a)(vi) hereof) or no reason.
          "Without Good Reason" shall mean any reason(s) whatsoever (other than the reason described in Section 2(a)(vi) hereof) or no reason.
      Payments Upon Termination of Employment.
        Death. If the Executive's employment hereunder is terminated due to the Executive's death pursuant to Section 2(a)(i) hereof, the Employer shall pay or provide to the Executive's designated beneficiary or to the Executive's estate (i) all Base Salary which has been earned by the Executive but unpaid as of the Termination Date (the "Basic Severance Amount"), (ii) any benefits to which the Executive may be entitled under any employee benefits plan, policy or arrangement in which he is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Termination Date (the "Basic Benefits"), and (iii) the pro-rated portion of any Bonus which has been earned by the Executive during the calendar year in which termination of employment occurs but has not been paid as of the Termination Date, payable promptly following the calculation of the appropriate amount in accordance with the Payroll Practices (the "Basic Bonus Amount").
        Disability. If the Executive's employment hereunder is terminated due to the Executive's Disability pursuant to Section 2(a)(ii) hereof, the Employer shall pay or provide to the Executive, the Executive's designated beneficiary or to the Executive's estate (i) the Basic Severance Amount, (ii) the Basic Bonus Amount and (iii) the Basic Benefits. Notwithstanding anything to the contrary contained herein, any amounts owed by the Employer to the Executive as a result of a termination upon the Executive's Disability pursuant to Section 2(a)(ii) hereof shall be reduced by any disability insurance proceeds paid to the Executive from disability insurance policies provided by the Employer.
        Termination for Cause or Resignation Without Good Reason. If the Executive's employment hereunder is terminated by the Employer for Cause pursuant to Section 2(a)(iii) or due to the Executive's resignation Without Good Reason pursuant to Section 2(a)(v), the Employer shall pay or provide to the Executive the Basic Severance Amount.
        Termination Without Cause or Resignation for Good Reason. If the Executive's employment hereunder is terminated by the Employer Without Cause pursuant to Section 2(a)(iv), or due to the Executive's resignation for Good Reason pursuant to Section 2(a)(vi), the Employer shall pay or provide to the Executive (i) the Basic Severance Amount, (ii) the Basic Bonus Amount and (iii) the Basic Benefits. In addition (a) until the eighteen (18) month anniversary of the Termination Date, the Employer shall continue to pay to the Executive the Executive's Base Salary and (b) for the one year period immediately following the Termination Date (the "Additional Bonus Year"), the Employer shall pay to the Executive the Bonus or Bonuses that would have been earned by the Executive during the Additional Bonus Year that have not been paid prior thereto, payable promptly following the calculation of the appropriate amount in accordance with the Payroll Practices, to the extent specific performance milestones have been committed to in writing and the achievement thereof is capable of being definitively measured (the "Measurement Test"); provided, however, that if the Measurement Test cannot be satisfied, then the amount of the Bonus or Bonuses payable pursuant to clause (b) shall be based on the amount of the Executive's Bonus for the last calendar year ending prior to the Termination Date. Furthermore, if the Executive resigns for the reason set forth in clause (D) of the definition of "Good Reason," the Employer shall pay to the Executive the reasonable out-of-pocket costs and expenses incurred by the Executive to relocate his household from the Houston, Texas metropolitan area to any city within the continental United States, as designated by the Executive, including, without limitation, if applicable, reasonable out-of-pocket costs and expenses associated with the sale of Executive's home in Houston, Texas.
        No Other Payments. Except as provided in this Agreement, the Executive shall not be entitled to receive any other payments or benefits from the Employer due to the termination of the Executive's employment with the Employer, including but not limited to, any employee benefits or other severance benefits under any of the Employer's employee benefits plans or arrangements (other than at the Executive's expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the written terms of any pension benefit plan in which the Executive is a participant in which the Employer may have in effect from time to time).
      Non-Competition, Confidentiality, Discoveries and Works.
        Non-Competition: For six (6) months following the termination of the Executive's employment, the Executive agrees not to compete in any manner, either directly or indirectly, whether for compensation, ownership interest or otherwise, with MMI and/or Management, or to assist any other person or entity to compete with MMI and/or Management either:
          by producing, developing or marketing, or assisting others to produce, develop or market, or by accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any entity which produces, develops or markets, a product, process, or service which is competitive with those products, processes, or services of MMI and/or Management, whether existing or planned for in the future, on which the Executive has worked, or concerning which the Executive has in any manner acquired knowledge of or had access to Confidential Information (as defined in Section 4(e)(iii) below), during the period of the Executive's employment, provided, however, that it shall not be a violation of this Agreement for the Executive to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system.
        Non-Solicitation: During the Executive's employment and for twelve (12) months following the termination of the Executive's employment, the Executive agrees that the Executive will not, either on the Executive's own behalf or on behalf of any other person or entity (other than for the benefit of the Employer), directly or indirectly, (i) solicit any person or entity that is a customer of the Employer, or has been a customer of the Employer during the prior twelve (12) months immediately prior thereto, to purchase any products or services that the Employer provides to such customer, or (ii) interfere with any of the business relationships of the Employer.
        No-Hire: During the Executive's employment and for twelve (12) months following the termination of the Executive's employment, the Executive agrees that the Executive will not, either on the Executive's own behalf or on behalf of any other person or entity (other than for the benefit of the Employer), directly or indirectly, hire, solicit or encourage to leave the employ of or engagement by any person who is then an employee or contractor of the Employer or who was an employee or contractor of the Employer within six (6) months of the date of such hiring, soliciting, or encouragement to leave the Employer or cease working for or providing services to the Employer.
        Geographic Scope: The foregoing restrictions shall apply in the "Restricted Area" which means:
          the continental United States; and
          any location, storefront, address or place of business where a Covered Person is present and available for solicitation.

        The Executive will not circumvent the purpose of any restriction contained in Sections 4(a), 4(b) or 4(c) by engaging in business outside the geographic region covered by the above definition through remote means such as telephone, correspondence or computerized communication. "Covered Person" means those entities and/or persons who did business with the Employer and that the Executive either (A) received Confidential Information about in the course of his duties, (B) had contact with during the Executive's employment, or (C) supervised or had contact with in an employment or consulting capacity during the Executive's employment.

        Confidentiality:
          During the Executive's employment and for all time following the termination, for any reason, of the Executive's employment with the Employer, the Executive shall hold all Confidential Information in a fiduciary capacity and agrees not to take any action which would constitute or facilitate the Unauthorized use or disclosure of Confidential Information. The Executive further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Confidential Information and to prevent Unauthorized persons or entities from obtaining or using Confidential Information. The terms "Confidential Information" and "Unauthorized" shall have the meanings set forth in Sections 4(e)(iii) and (iv) of this Agreement respectively.
          Promptly upon termination, for any reason, of the Executive's employment with the Employer, the Executive agrees to deliver to the Employer all property and materials within the Executive's possession or control which belong to the Employer or which contain Confidential Information.
          As used in this Agreement, the term "Confidential Information" shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, owned, developed or possessed by the Employer, its parents, subsidiaries or affiliates, or their respective predecessors and successors, whether in tangible or intangible form, that is not generally known to the public. Confidential Information includes, but is not limited to, (A) financial information, (B) products, (C) product and service costs, prices, profits and sales, (D) new business ideas, (E) business strategies, (F) product and service plans, (G) marketing plans and studies, (H) forecasts, (I) budgets, (J) projections, (K) computer programs, (L) data bases and the documentation (and information contained therein), (M) computer access codes and similar information, (N) software ideas, (O) know-how, technologies, concepts and designs, (P) research projects and all information connected with research and development efforts, (Q) records, (R) business relationships, methods and recommendations, (S) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (T) training manuals and similar materials used by MMI or Management or any of their respective parents, subsidiaries or affiliates in conducting their business operations, (U) skills, responsibilities, compensation and personnel files of the employees, officers, directors and independent contractors of MMI or Management or any of their respective parents, subsidiaries or affiliates, (V) competitive analyses, (W) contracts with other parties, and (X) other confidential or proprietary information that has not been made available to the general public by the Employer's senior management.
          As used in this Agreement, the term "Unauthorized" shall mean: (A) in contravention of the Employer's policies or procedures; (B) otherwise inconsistent with the Employer's measures to protect its interests in the Confidential Information; (C) in contravention of any lawful instruction or directive, either written or oral, of any employee of the Employer empowered to issue such instruction or directive; (D) in contravention of any duty existing under law or contract; or (E) to the detriment of the Employer.
          In the event that the Executive is requested by any governmental or judicial authority to disclose any Confidential Information, the Executive shall give the Employer prompt notice of such request (including, by giving the Employer a copy of such request if it is in writing), such that the Employer may seek a protective order or other appropriate relief, and in any such proceeding the Executive shall disclose only so much of the Confidential Information as is required to be disclosed.
        Discoveries and Works: All discoveries and works made or conceived by the Executive during and in the course of his employment by the Employer, jointly or with others, that relate to the Employer's activities shall be owned by the Employer. The terms "discoveries and works" include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings, and works of authorship, including all educational and sales materials or other publications which relate to Employer's current business. The Executive shall promptly notify and make full disclosure to, and execute and deliver any documents requested by, the Employer to evidence or better assure title to such discoveries and works by the Employer, assist the Employer in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during his employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Employer and to protect its title thereto.
      Arbitration.
        Any controversy or claim arising out of or relating to this Agreement, including the arbitrability of any controversy or claim, which cannot be resolved amicably after a reasonable attempt to negotiate such a resolution (including by exhaustion of all grievance or claims procedures made available by the Employer or any employee benefit plan of the Employer) shall be submitted to arbitration under the auspices of the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules, as such rules may be amended from time to time, and at its office nearest to the Employer's place of business where the Executive works or to which the Executive reports. The award of the arbitrator shall be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction. Any arbitration under this Agreement shall be governed by and subject to the confidentiality restrictions set forth in Section 4 of this Agreement. The Executive acknowledges reading, prior to the signing of this agreement, the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, which are available via the Internet at http://www.adr.org. Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by MMI for temporary or preliminary relief with respect to Section 4 of this Agreement need not be resolved in arbitration and may be resolved in accordance with Section 4 of this Agreement.
        The Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law (except claims by the Employer for temporary or preliminary injunctive relief pursuant to Section 4 as set forth above), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, and all similar state laws, and the Executive hereby waives all rights thereunder to have a judicial tribunal resolve such claims.
      Deductions and Withholding. The Executive agrees that the Employer shall withhold from any and all compensation payable under this Agreement all federal, state, local and/or other taxes which the Employer determines are required to be withheld under applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage by and participation in applicable benefit plans, policies or arrangements of the Employer.
      Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the termination of the Executive's employment with the Employer and supersedes any other prior oral or written agreements between the Executive, on the one hand, and MMI and/or Management and/or their respective affiliates, on the other hand. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.
      Waiver. The waiver by MMI or Management of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by MMI or Management shall not operate or be construed as a waiver of any subsequent breach by MMI or Management.
      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the choice of law rules of any state or where the Executive is in fact required to work.
      Assignability. The obligations of the Executive may not be delegated and, except as expressly provided in Section 3 relating to the designation of beneficiaries, the Executive may not, without the Employer's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect. The Employer and the Executive agree that this Agreement and all of the Employer's rights and obligations hereunder may be assigned or transferred by the Employer to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to MMI or Management. The term "successor" shall mean (with respect to MMI or Management or any of their respective subsidiaries) any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets or equity of MMI or Management. Any assignment by MMI or Management of its rights or obligations hereunder to any affiliate of or successor to MMI or Management shall not be a termination of employment for purposes of this Agreement.
      Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of Section 4 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision to the maximum extent possible as so reduced or restricted.
      Notices. All notices to the Executive hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:

      Mr. John M. Piecuch
      10300 Cypresswood Drive, #1521

      Houston, Texas 77070

      All notices to the Employer hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:

      MMI Products, Inc.

      515 West Greens Road, Suite 710
      Houston, Texas 77067

      Attention: Chairman of the Board of Directors

      with a copy to:

      Weil, Gotshal & Manges LLP

      100 Crescent Court

      Suite 1300
      Dallas, Texas 75201

      Attention: Michael A. Saslaw

      Any party may change the address to which notices shall be sent by sending written notice of such change of address to the other parties.

      Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
      Voluntary Agreement. The Executive acknowledges that before entering into this Agreement, the Executive has had the opportunity to consult with any attorney or other advisor of his choice, and that this Section 15 constitutes advice from the Employer to do so if he chooses. The Executive further acknowledges that he has entered into this Agreement of his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein. The Executive further acknowledges that he has read this Agreement and understands all of its terms, including the waiver of the right to have all disputes with and claims against the Employer decided in a judicial forum, as set forth in Section 5.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

EMPLOYER:

MMI PRODUCTS, INC.

By: /s/Robert N. Tenczar

Name: Robert N. Tenczar

Title: Vice President and Chief Financial Officer

MMI MANAGEMENT SERVICES LP

By: MMI Products, Inc.,

its general partner

By: /s/Robert N. Tenczar

Name: Robert N. Tenczar

Title: Vice President and Chief Financial Officer

EMPLOYEE:

/s/John M. Piecuch

John M. Piecuch